Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Sileck 203-352-1150
World Wrestling Entertainment® Inc. Reports Q3 Results
Operating Income Increased by 67% over Prior Year Quarter
STAMFORD, Conn., March 2, 2006 - World Wrestling Entertainment, Inc. (NYSE:WWE®) today announced financial results for its third fiscal quarter ended January 27, 2006. Revenues totaled $103.0 million as compared to $82.7 million in the prior year quarter and operating income was $20.7 million as compared to $12.4 million in the prior year quarter. The Company reported net income of $13.6 million, or $0.19 per share, as compared to $10.9 million, or $0.16 per share, in the prior year quarter.
EBITDA was $23.3 million in the current quarter as compared to $15.4 million in the prior year quarter.
“The third quarter operating results reflect the continued positive momentum generated from our businesses,” stated Linda McMahon, CEO. “Our key drivers for the Live and Televised businesses continue to surpass our expectations. Buys for each of our pay-per-view events in the quarter exceeded those of the prior year while the average attendance at our North American live events continues to show improvement. Additionally, revenues in our Branded Merchandise businesses are well ahead of the prior year quarter, with Home Video and Merchandise leading the charge.”
Mrs. McMahon continued “The excitement surrounding our move to the USA Network has continued in the third quarter as the increased ratings further demonstrate the rising interest in our unique form of entertainment. We believe this additional interest has positively impacted all of our businesses and we look forward to an exciting fourth quarter, which will be highlighted by our annual Pay-Per-View extravaganza, WrestleMania® 22 which will be broadcast live from the Allstate Arena in Chicago on April 2nd.”
Results By Business Segment for the 3rd Quarter
Live and Televised Entertainment
Revenues from the Company’s Live and Televised businesses were $60.4 million for the current quarter as compared to $57.2 million in the prior year quarter, reflecting successful international live event tours and a higher number of Pay-Per-View buys recorded in the current quarter as compared to the same events that aired in the prior quarter.
•	Pay-Per-View revenues were $19.1 million versus $15.5 million in the prior year quarter. There were four Pay-Per-View events produced in the current quarter as compared to three events in the prior year quarter.

The details for the number of buys (in 000’s) are as follows:

Event	Q3 F06	Q3 F05
Taboo Tuesday™	215	**
Survivor Series®	375	373
Armageddon®	280	242
New Years Revolution™	292	275
Prior events	201	153

Total	1,363	1,043

** Our Taboo Tuesday event generated approximately 174,000 buys when it aired in Q2 F05.
•	We expect to produce 16 pay-per-view events in fiscal 2006, as compared to 14 events in fiscal 2005.
•	Live Event revenues were $18.2 million as compared to $11.3 million in the third quarter of last year.
•	There were 72 events, including 19 international events, during the quarter as compared to 77 events, including 1 international event, during the same period last year.
•	The increase in revenues is attributable to additional international events, which generate significantly more revenue per event than our North American events due to the combination of higher average ticket price and higher average attendance. The international events in the current quarter had an average ticket price of approximately $63.00 and average attendance of 8,600, which generated an average of approximately $440,000 in revenues per event.
•	The North American events in the quarter had an average ticket price of $36.00 and attendance of approximately 5,200, which generated an average of $186,000 in revenues per event. The average attendance at our North American events in the prior year quarter was 4,000, which generated an average of $145,000 in revenues per event.
•	The increased number of international events is due to the timing of our tours. For the full year 2006, we are planning a total of 56 international events as compared to 49 international events in fiscal 2005.
•	Television Advertising revenues were $2.3 million as compared to $10.8 million in the prior year quarter. This decline was due to the change in the television distribution agreement with USA Network, which became effective in October 2005. Due to this change, we no longer participate in domestic television advertising sales. Advertising revenues in the current quarter include sales of advertising on our Canadian television programs and various sponsorship packages.
•	Television Rights Fees revenues were $20.4 million as compared to $19.5 million in the prior year quarter. The increase was primarily due to additional international rights fees from India and South Korea.

Branded Merchandise
Revenues from the Company’s Branded Merchandise businesses were $42.6 million versus $25.5 million in the prior year quarter, reflecting increases across all lines of business. The largest increases in net revenues were generated by the sale of our home videos and the performance of our internet-based operations. The increase in home video net revenues was driven by a 78% increase in the number of gross units sold. Revenues generated from our internet-based merchandise and advertising sales operations totaled $8.8 million, or a 105% increase over the prior year quarter.
•	Home Video net revenues were $15.1 million as compared to $4.8 million in the prior year quarter. The increase was due in part to an increase of approximately 400,000 gross units sold and an increase in the average sales price of our DVDs, of approximately $4.00 per unit, due to the sale of several higher priced titles in the quarter. These higher priced units included our WrestleMania® Anthology box sets and several other multi-disc titles. The best selling title released this quarter was Bret “Hitman” Hart: The Best There Is, The Best There Was, The Best There Ever Will Be, which sold approximately 178,000 gross units.
•	Licensing revenues were $12.3 million as compared to $10.3 million in the prior year quarter. The increase was generated by the sales in the multimedia games and toy categories.
•	Venue Merchandise revenues were $3.3 million as compared to $2.3 million in the prior year quarter. The increase was due in part to a 13% increase in our per capita customer spend at our North American live events in the current quarter to $9.00.
•	WWE Shop revenues were $6.2 million as compared to $2.0 million in the prior year quarter. During the quarter, we processed approximately 93,000 orders on our website as compared to 36,000 orders in the prior year quarter. In addition, the average amount customers spent per order increased by approximately $13.00 to $62.00 in the current quarter.
•	Digital Media revenues were $2.6 million as compared to $2.3 million in the period year quarter, reflecting an increase in advertising on our website.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $46.9 million as compared to $38.3 million in the prior year quarter. Total profit contribution margin was approximately 45% for the current quarter as compared to 46% for the prior year quarter.
The decline in the profit contribution margins is due to the change in the revenue mix between our two segments. This change primarily reflects the absence of domestic television advertising revenues in our Live and Televised segment during the current quarter. As a result, Branded Merchandise businesses comprised approximately 41% of total revenues and 51% of the total profit contribution in the current quarter as compared to 31% of total revenues and 38% of the total profit contribution in the prior year quarter.

Selling, general and administrative expenses
SG&A expenses were $21.9 million for the current quarter as compared to $21.7 million in the prior year quarter.
Summary Results for the Nine Months Ended
Total revenues through the first nine months of fiscal 2006 were $285.8 million as compared to $248.1 million in the prior year period. Operating income for the current period was $55.4 million versus $27.8 million in the prior year period. Net income was $36.5 million, or $0.52 per share, as compared to $23.0 million, or $0.33 per share, in the prior year period. EBITDA was $63.5 million for the first nine months of fiscal 2006 as compared to $36.7 million in the prior year period. The current year operating income includes approximately $3.4 million in positive legal settlements.
Cash Flows
Net cash provided by continuing operations was $52.0 million for the nine months ended January 27, 2006, as compared to $16.0 million for the nine months ended January 28, 2005. The prior year period included approximately $22.8 million in net cash outflows for the production of our two feature films.
Fiscal 2006 Outlook
Based on our results, which exceeded our plan, we have increased our full year forecast as follows: revenues for fiscal 2006 of between $385.0 and $395.0 million, EBITDA of between $70.0 and $73.0 million, and income from continuing operations of between $42.0 and $44.0 million, or $0.60 to $0.62 per share on a diluted basis.
Note: World Wrestling Entertainment, Inc. will host a conference call on March 2, 2006 at 11:00 a.m. ET to discuss the Company’s third quarter earnings results for fiscal year 2006. All interested parties can access the conference call by dialing 800-895-3606 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2006	2005	2006	2005

Net revenues	$103,042	$82,719	$285,788	$248,126
Cost of revenues	56,188	44,426	155,995	145,336
Selling, general and administrative expenses	21,899	21,652	62,942	62,426
Depreciation and amortization	2,596	3,004	8,072	8,975
Stock compensation costs	1,652	1,240	3,343	3,625

Operating income	20,707	12,397	55,436	27,764

Investment income, net	2,213	1,341	5,482	3,607
Interest expense	146	160	448	489
Other income, net	1,024	1,632	814	1,567

Income before income taxes	23,798	15,210	61,284	32,449
Provision for income taxes	10,205	4,222	24,836	10,699

Income from continuing operations	13,593	10,988	36,448	21,750

Discontinued operations:
Income (loss) from discontinued operations, net of tax	6	(69)	34	1,264

Net income	$13,599	$10,919	$36,482	$23,014

Earnings per share — Basic:
Continuing operations	$0.20	$0.16	$0.53	$0.32

Discontinued operations	$0.00	$0.00	$0.00	$0.02

Net income	$0.20	$0.16	$0.53	$0.34

Earnings per share — Diluted:
Continuing operations	$0.19	$0.16	$0.52	$0.31
Discontinued operations	$0.00	$0.00	$0.00	$0.02
Net income	$0.19	$0.16	$0.52	$0.33

Weighted average common shares outstanding:
Basic	69,282	68,586	69,092	68,540

Diluted	70,429	69,390	70,121	69,377

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	January 27,	April 30,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and equivalents	$121,907	$56,568
Short-term investments	156,099	201,487
Accounts receivable, net	66,848	61,901
Inventory, net	2,227	1,057
Prepaid expenses and other current assets	12,433	15,191
Assets of discontinued operations	445	544

Total current assets	359,959	336,748
PROPERTY AND EQUIPMENT, NET	66,773	66,638
FEATURE FILM PRODUCTION ASSETS	34,282	28,771
INTANGIBLE ASSETS, NET	1,087	2,608
OTHER ASSETS	11,551	6,640

TOTAL ASSETS	$473,652	$441,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$801	$756
Accounts payable	18,932	15,669
Accrued expenses and other liabilities	34,862	21,151
Deferred income	20,961	20,843
Liabilities of discontinued operations	294	254

Total current liabilities	75,850	58,673

LONG-TERM DEBT	6,593	7,198

STOCKHOLDERS’ EQUITY:
Class A common stock	212	210
Class B common stock	487	479
Additional paid-in capital	266,481	254,716
Accumulated other comprehensive income (loss).	133	(908)
Retained earnings	123,896	121,037

Total stockholders’ equity	391,209	375,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$473,652	$441,405

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	January 27,	January 28,
	2006	2005

OPERATING ACTIVITIES:
Net income	$36,482	$23,014
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(34)	(1,264)
Revaluation of warrants	(1,773)	(835)
Depreciation and amortization	8,072	8,975
Realized loss on sale of investments	1,346	1,039
Amortization of investment income	(1,207)	(231)
Stock compensation costs	3,343	3,265
Provision for doubtful accounts	592	(20)
Provision for inventory obsolescence	956	911
Provision for deferred income taxes	724	1,086
Changes in assets and liabilities:
Accounts receivable	(5,539)	18,085
Inventory	(2,126)	(989)
Prepaid expenses and other assets	(5,174)	(2,070)
Feature film production assets	(5,511)	(22,771)
Accounts payable	3,262	4,613
Accrued expenses and other liabilities	18,137	(15,737)
Deferred income	486	(1,387)

Net cash provided by continuing operations	52,036	16,044
Net cash provided by (used in) discontinued operations	173	(7,057)

Net cash provided by operating activities	52,209	8,987

INVESTING ACTIVITIES:
Purchase of property and equipment	(6,685)	(3,858)
Purchase of other assets	—	(270)
Purchase of short-term investments	(52,956)	(35,460)
Proceeds from sales of maturities of short-term investments, net	97,898	69,863
Net cash provided by continuing operations	38,257	30,275
Net cash used in discontinued operations	—	—
Net cash provided by investing activities	38,257	30,275

FINANCING ACTIVITIES:
Repayments of long-term debt	(560)	(518)
Dividends paid	(33,201)	(16,454)
Issuance of stock, net	431	410
Proceeds from exercise of stock options	8,203	213

Net cash used in continuing operations	(25,127)	(16,349)
Net cash used in discontinued operations
Net cash used in financing activities	(25,127)	(16,349)

NET INCREASE IN CASH AND CASH EQUIVALENTS	65,339	22,913
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	56,568	48,467

CASH AND CASH EQUIVALENTS, END OF PERIOD	$121,907	$71,380

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2006	2005	2006	2005

Net income reported on GAAP basis	$13,599	$10,919	$36,482	$23,014
(Income) loss from discontinued operations, net of tax	(6)	69	(34)	(1,264)
Provision for income taxes	10,205	4,222	24,836	10,699
Interest and other, net	(3,091)	(2,813)	(5,848)	(4,685)
Depreciation and amortization	2,596	3,004	8,072	8,975

EBITDA	$23,303	$15,401	$63,508	$36,739

Non-GAAP Measure:
EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2006	2005	2006	2005

Net cash provided by continuing operations	$10,358	$8,867	$52,036	$16,044

Less cash provided for capital expenditures:
Purchase of property and equipment	(838)	(980)	(6,685)	(3,858)
Purchase of other assets	—	(270)	—	(270)

Free Cash Flow	$9,520	$7,617	$45,351	$11,916

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.